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                                                                      EXHIBIT 5


                                                                 January 9, 2001

Oxford Health Plans, Inc.,
48 Monroe Turnpike,
Trumbull, Connecticut 06611


Dear Sirs:

     In connection with the registration under the Securities Act of 1933 (the "Act") of 10,829,507 shares (the "Securities") of Common Stock, par value $.01 per share, of Oxford Health Plans, Inc., a Delaware corporation (the "Company"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, the Securities have been validly issued and are fully paid and nonassessable.

     The foregoing opinion is limited to the Federal laws of the United States, the laws of the States of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act. This opinion supersedes our opinions previously filed as
Exhibit 5 to the Registration Statement.


                                                 Very truly yours,



                                                 /s/ Sullivan & Cromwell